Mark Hoplamazian
President & Chief Executive Officer

Hyatt Hotels Corporation
71 South Wacker Drive
Chicago, IL 60606 USA

August 28, 2017

PRIVATE & CONFIDENTIAL

Mr. Mark Vondrasek
[Address Omitted]

Dear Mark:

On behalf of Hyatt Corporation (the “Employer”), I am pleased to offer you the position of Executive Vice President, Global Head of Loyalty & New Business Platforms, based in Chicago. As we have discussed, your employment start date will be September 25, 2017.

The following outlines the terms of employment and compensation and other benefits for the position.

Job Assignment
In this position, you will be responsible for executing your job consistent with the strategies and practices of Hyatt Hotels Corporation (“Hyatt” or the “Company”). You will report to me in my capacity as President and Chief Executive Officer.

Compensation
You will be paid a gross annual base salary of $625,000. Your base salary will be reviewed on March 1, 2018 and annually thereafter in line with the Employer’s compensation market benchmarking practice.

Incentive Plan (IP)
You will be eligible to participate in the Employer Incentive Plan that is based on criteria established, from time to time, by Hyatt for its senior management and for the senior management of its various subsidiaries, as adopted by the Employer. The current target for this role is 85% of your eligible annual base salary. For 2017 only, your bonus opportunity will be prorated based upon your start date.

Hyatt Long Term Incentive Plan
You will be eligible for equity-based compensation as a participant under the Hyatt Hotels Corporation Long Term Incentive Plan (“LTIP”). The type and actual amount of award may vary, but will generally be based upon your performance, performance of Hyatt and performance of your business unit or function. It is expected that the grant value in 2018 for this role will be approximately $1,200,000 and delivered (according to a formula approved by the Compensation Committee) in Stock Appreciation Rights (SARs), Restricted Stock Units (RSUs), and Performance Share Units (PSUs). As with all LTIP participants, no future awards are guaranteed. All awards under the LTIP are subject to the approval of the Compensation Committee of the Company’s Board of Directors and will be subject to the terms of the LTIP, the standard form of award agreement then in effect and such other terms and conditions as the Compensation Committee may determine. Hyatt also reserves the right to amend, modify or terminate the LTIP at any time.

Subject to approval by the Compensation Committee of the Board of Directors, you will receive two special awards on or about September 25, 2017 of:

•	RSUs with a grant value of $375,000

•	SARs with a grant value of $375,000

If approved by the Compensation Committee and pending your start date of September 25, 2017, and otherwise subject to the terms and conditions of the RSU and SAR award agreements, the awards would vest in equal amounts over four years with the initial tranche vesting on September 16, 2018.

Also subject to approval by the Compensation Committee of the Board of Directors, you will receive a new hire RSU award on September 25, 2017 with a grant value of $1,000,000. If approved by the Compensation Committee and pending your start date of September 25, 2017, and otherwise subject to the terms and conditions of the RSU award agreement, the award would vest as follows: 50% in year 1, 30% in year 2, and 20% in year 3, with the initial tranche vesting on September 16, 2018.

The vesting schedules above are subject to change pending approval of the Compensation Committee.

Benefits

In this role, you will receive the following benefits, subject to eligibility:

•	Medical and Dental insurance

•	Life Insurance

•	401(k) Retirement Savings Plan

•	Deferred Compensation Plan (DCP)

•	Disability Coverage

•	Paid Time Off (PTO) Accrual

•	Executive Officer Severance and Change in Control Plan

During the period of time that you transition health care benefits from your current employer to the Company, we will reimburse you for COBRA coverage less standard premium payments.

Relocation
You have been provided with details concerning our relocation policy under separate cover.

Non-solicitation and Non-competition
You agree that while employed by the Company and or by any Company Affiliate (‘Company, Hyatt Hotels Corporation, and Hyatt Hotels Corporation’s subsidiaries and affiliates’), and for a period of two years beginning on the date that your employment with the Company or with any Company Affiliate terminates, regardless of the reason for such termination, you will not, directly or indirectly, whether on your behalf or on behalf of any other party, induce, solicit, or attempt to persuade any employee of any Company Affiliate to terminate his or her employment with such Company Affiliate. In the event that you are found by a court of competent jurisdiction to have violated this section, the time period in this section that restricts your activity shall be extended for one day for each day that you are found to have been violating this section, up to a maximum of two additional years.

You agree that for a period of one year beginning on the date that your employment with the Company or with any Company Affiliate terminates, regardless of the reason for such termination, you will not engage in Competition with the Company or any Company Affiliate. “Competition” shall mean the provision of services as an employee, contractor, director, advisor, or in any other capacity, or ownership, directly or indirectly, for or with a competitor that is competitive with those aspects of the Company’s business that you were involved in, had supervisory responsibility over or was provided confidential information or trade secret about during your employment with the Company. You stipulate that this covenant is fair, reasonable and necessary for the protection of the Company’s trade secrets, confidential business information and other legitimate business interests and that you have received adequate consideration for this covenant as set forth in this document.

Acceptance
Please review this document and the attached agreements in detail and consult with an attorney if necessary, to understand the content of these provisions and to evaluate whether they conflict with any other agreements you may have already signed.
Additionally, you have informed Hyatt that you are subject to a non-compete provision with your former employer that expires on September 23, 2017. You represent that you have disclosed any contractual covenants that may restrict your future employment at Hyatt, and you understand that this offer letter is only valid if you are not subject to a non-compete agreement or any other restrictive covenant that would limit your employment at Hyatt.
Your employment at Hyatt is at-will, and the terms and conditions of this offer are intended to be for your information only. You will need to comply with all Hyatt policies, including, but not limited to the Hyatt Employee Handbook, Hyatt’s Code of Business Conduct and Ethics and such other policies Hyatt adopts.
I look forward to working with you.
Yours Sincerely,

/s/ Mark Hoplamazian

Mark Hoplamazian

Cc:        Rena Reiss, General Counsel and Interim Chief Human Resources Officer
Lauren Brown, Senior Vice President Total Rewards

I have read and fully understand the terms and conditions of my employment.

Acceptance:    /s/ Mark Vondrasek
Mark Vondrasek

Date:        September 3, 2017